Exhibit 99.1

Motorsport Games Reports Fourth Quarter of 2022 & Full Year 2022 Financial Results

MIAMI, March 24, 2023 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its fourth quarter and fiscal year ended December 31, 2022. The Company has also posted a 2022 Year End Review video and Q4 ‘22 and fiscal year-end earnings slides highlighting key milestones that occurred in the period, which are accessible on the Company’s investor relations website.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “In the face of numerous challenges, including the ongoing war in Ukraine and operational hurdles, I am inspired by the incredible resilience and determination of our team at Motorsport Games. As we continue to strive towards making the thrill of motorsports accessible to everyone, we have made progress in our 2022 product release schedule and remain committed to the development of our future INDYCAR, NASCAR, Le Mans and BTCC gaming experiences. Our commitment extends to having new high-quality standards for future releases, which will require more time and resources to complete. However, when we ultimately release these games, we believe that they will be worth the wait.”

Kozko added, “Our recent capital raise transactions, as well as our debt exchange with our majority shareholder, provide a much-needed improvement on the balance sheet. Additionally, we completed our 1-for-10 reverse stock split in November and brought three new independent directors to our board helping us to regain full compliance with the NASDAQ listing requirements in January 2023. I am especially excited to welcome Jason Potter as our new CFO.”

Fourth Quarter 2022 Business Update

●	rFactor 2 Quarterly Content Update Released: In November 2022, the Company released updates to rFactor 2 that brought new cars and tracks to the rFactor platform marking the first time the Thruxton, Croft and Bahrain circuits have been laser-scanned into a commercial SIM racing product. Four new tracks and two new cars, including one more BTCC car, were made available in the Steam Store.

●

Released NASCAR Rivals on Nintendo Switch: NASCAR Rivals, the official video game for the 2022 NASCAR Cup Series Season, released on October 14, 2022. NASCAR Rivals brings the excitement of the NASCAR Cup Series regular season and playoffs to fans on the go with the Nintendo Switch’s easy, built-in mobility. The game’s variety of race modes provide players the ability to race and compete in different ways, emphasizing rivalry across the sport itself and among teams in the NASCAR Cup Series, drivers and the players, both locally and via multiplayer.

●	Released 2022 Season Expansion Update for NASCAR 21: Ignition: On October 6, 2022, the Company officially launched the 2022 Season Expansion Update for NASCAR 21: Ignition 2022 to reflect the 2022 NASCAR Cup Series season. Updates to the title, available for free, will be seen across Race Now, Online Multiplayer and the Paint Booth and are available for download for Sony PlayStation 4 and 5, Xbox One, Series S and X and PC through the Steam store.

●	Delivered the first 4 of 5 Rounds of the 2022-23 Le Mans Virtual Series: The 2022-23 Le Mans Virtual Series, a joint venture between Motorsport Games Inc. and the Automobile Club de l’Ouest (ACO), returned for more of the elite, endurance esports competition which has attracted world motor racing champions, captured global attention, and received plaudits from teams, drivers and fans alike. The lead up to the 24 Hours of Le Mans Virtual, the first 4 rounds were: 8 hours of Bahrain (Sep 17, 2022), 4 Hours of Monza (Oct 8, 2022), 6 Hours of SPA (Nov 5, 2022) and 500 Miles of Sebring (Dec 3, 2022).

Financial Results for the Three Months Ended December 31, 2022

Revenue for the fourth quarter of 2022 was $3.8 million compared to $8.2 million for the same period in the prior year, a reduction of $4.4 million, or 54%. Gross profit was $2.3 million compared to $3.3 million for the same period in the prior year, a decrease of $1 million, while gross profit margin improved to 60.6% from 40.5%.

Net loss for the fourth quarter of 2022 was $4.8 million, or $4.17 per share, compared to a net loss of $7 million, or $6.16 per share, for the same period in the prior year, an improvement of $2.2 million, or $1.99 per share. Lower sales and marketing, development and cost of revenue expenses in the fourth quarter of 2022 contributed to the reduction in net loss, partially offset by a reduction in revenue, when compared to the same period in the prior year.

Adjusted EBITDA loss(1) for the fourth quarter of 2022 was $3.5 million, compared to an Adjusted EBITDA loss(1) of $5.4 million for the same period in the prior year. The change in Adjusted EBITDA loss(1) of $1.9 million was primarily due the same factors driving the previously discussed change in net loss for the fourth quarter of 2022 when compared to the same period in the prior year.

The following table provides a reconciliation from net loss to Adjusted EBITDA loss(1) for the fourth quarter of 2022 and 2021, respectively:

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Net Loss	$(4,849,023)	$(6,999,749)
Interest expense	509,993	192,408
Depreciation and Amortization	486,549	567,840
EBITDA	(3,852,481)	(6,239,501)
Acquisition-related expenses	161,010	248,584
Impairment of goodwill and intangible assets	188,378	317,113
Loss contingency expenses	100,000	-
Stock-based compensation	(105,792)	241,300
Adjusted EBITDA	$(3,508,885)	$(5,432,504)

Financial Results for the Twelve Months Ended December 31, 2022

Revenue for the full year 2022 was $10.3 million compared to $15.1 million for the same period in the prior year, a reduction of $4.8 million, or 31.5%. Gaming segment revenues were $9.2 million for the full year 2022, compared to $14.3 million for the same period in the prior year, a reduction of $5.1 million, or 35.9%. Esports segment revenues were $1.2 million for the full year 2022 compared to $0.8 million for the same period in the prior year, an improvement of $0.4 million, or 46.1%. Consolidated gross profit was $5.4 million compared to $7.5 million for the same period in the prior year, a decrease of $2.1 million, while gross profit margin improved to 52.0% from 50.1%.

Net loss for the full year 2022 was $36.8 million, or $30.73 per share, compared to a net loss of $33.7 million, or $29.15 per share, for the same period in the prior year, an increase of $3.1 million, or $1.58 per share. Lower revenues, impairment losses relating to goodwill and intangible assets and litigation expenses were key contributors to the increase in net loss when compared to the same period in the prior year, although they were partially offset by reductions in stock-based compensation expense, general and administration expenses and cost of revenues.

Adjusted EBITDA loss(1) was $21.2 million for full year 2022, compared to Adjusted EBITDA loss(1) of $17.4 million for the same period in the prior year, an increase of $3.7 million, or 21.4%. The increase in Adjusted EBITDA loss(1) was primarily driven by the same factors impacting the change in net loss previously discussed.

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) for full year 2022 and full year 2021:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Loss	$(36,840,454)	$(33,704,745)
Interest expense	1,148,204	504,156
Depreciation and Amortization	2,062,552	1,785,074
EBITDA	(33,629,698)	(31,415,515)
IPO-related expenses	-	2,947,192
Acquisition-related expenses	718,610	2,372,248
Gain attributable to equity method investment	-	(1,370,837)
Impairment of goodwill and intangible assets	9,616,748	317,113
Loss contingency expenses	1,425,000	-
Stock-based compensation	714,523	9,726,738
Adjusted EBITDA	$(21,154,817)	$(17,423,061)

Cash Flow and Liquidity

For full year 2022, the Company had negative cash flows from operations of approximately $19.5 million, representing an average monthly net cash burn from operations of approximately $1.63 million. The Company expects to continue to incur significant operating expenses as it develops its product portfolio and, as a result, expects to have negative cash flows from operations for the foreseeable future until its product base is suitably established to create sufficient revenues and cash inflows to support the Company’s operations.

As of March 22, 2023, the Company had cash and cash equivalents of approximately $6.5 million. Based on this cash and cash equivalents position, and the Company’s average cash burn, we do not believe we have sufficient cash on hand to fund our operations for the remainder of 2023 and that additional funding will be required in order to continue operations. We will need to supplement our available liquidity with additional debt and/or equity financing, as well as ongoing cost control initiatives.

The Company’s future liquidity and capital requirements include funds to support the planned costs to operate its business, including amounts required to fund working capital, support the development and introduction of new products, maintain existing game titles and certain capital expenditures. The adequacy of the Company’s available funds generally depends on many factors, including its ability to successfully develop consumer-preferred new products or enhancements to its existing products, continued development and expansion of the Company’s esports platform and its ability to collaborate with and/or acquire other companies or technologies to enhance or complement the Company’s product and service offerings.

The Company is currently seeking additional funds through a variety of arrangements and through maintaining and enhancing strong cost controls. There can be no assurances that the sources of liquidity referred to above will provide the Company with sufficient liquidity to meet its ongoing cash requirements as, among other things, the Company’s liquidity can be impacted by a number of factors, including the Company’s level of sales and expenditures, as well as accounts receivable, sales allowances, prepaid manufacturing expenses and accrued expenses.

2022 Restructuring Program Update

As of December 31, 2022, the Company had incurred restructuring costs of approximately $0.1 million in connection with its previously announced 2022 Restructuring Program, which primarily consist of severance payments, and expects total restructuring costs to fall within the previously estimated range of $0.1 million to $0.3 million. By implementing the 2022 Restructuring Program, the Company expects to eliminate approximately 20% of its overhead costs worldwide and deliver approximately $4 million of total annualized cost reductions by the end of 2023. As a result of the restructuring efforts, the Company has achieved annualized savings of approximately $2.5 million as of December 31, 2022 and is continuing its efforts to achieve further cost reductions.

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). See the reconciliations of the Non-GAAP Measure to its most directly comparable U.S. GAAP measure in the financial tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net (loss) plus interest (income) expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) IPO-related expenses; (ii) acquisition related expenses; (iii) gain attributable to equity method investment resulting from the acquisition of additional equity interest in Le Mans Esports Series Ltd.; (iv) stock-based compensation expenses; (v) impairment of goodwill and intangible assets; (vi) loss contingency expenses relating to legal proceedings; and (vii) other charges or gains resulting from non-recurring events, if any.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies. Reconciliations of the Non-GAAP Measure to net loss, its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, March 24, 2023, to discuss its financial results. The live conference call can be accessed by dialing 1-877-407-0784 from the U.S. or 1-201-689-8560. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make the joy of racing accessible to everyone. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”), as well as the industry leading rFactor 2 and KartKraft simulations. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure and every story inspires.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) the Company’s future business, future results of operations and/or financial condition; (ii) new or planned products, features, events or other offerings and the anticipated timing of launching such products, features, events and offerings, including the Company’s commitment to the development of its future INDYCAR, NASCAR, Le Mans and BTCC gaming experiences; (iii) the expected future impact of implementing management strategies and the impact of other industry trends; (iv) the Company’s expectation that it will continue to incur significant operating expenses as it develops its product portfolio; (v) the Company’s expectation that it will have negative cash flows from operations for the foreseeable future until its product base is suitably established to create sufficient revenues and cash inflows to support the Company’s operations; (vi) the Company’s liquidity and capital requirements, including, without limitation, the Company’s ability to continue as a going concern, the Company’s belief it will not have sufficient cash on hand to fund its operations for the remainder of 2023 based on the cash and cash equivalents available as of March 22, 2023 and the Company’s average cash burn, the Company’s belief that additional funding will be required in order to continue operations, and the Company’s expectation to supplement liquidity with additional debt and/or equity financing and cash generated by cost control initiatives, as well as statements regarding the Company’s cash flows and anticipated uses of cash; and (vii) the Company’s intentions and expectations regarding the 2022 Restructuring Program, including expectations that the program will eliminate approximately 20% of the Company’s overhead costs worldwide and deliver approximately $4 million of total annualized cost reductions by the end of 2023. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs and, in addition to the factors set forth in (ii) through (vi) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings, such as due to difficulties and/or delays arising out of any resurgence of the ongoing and prolonged COVID-19 pandemic; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment (such as the impact on consumer discretionary spending as a result of significant increases in energy and gas prices which have been increasing since early in 2020), a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the ongoing war between Russia and Ukraine; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under the Company’s 2022 Restructuring Program; (v) difficulties and/or delays in resolving the Company’s liquidity and capital requirements, including, without limitation, difficulties in securing funding that is on commercially acceptable terms to the Company or at all, such as the Company’s inability to complete in whole or in part any potential debt and/or equity financing transactions or similar transactions, as well as any inability to achieve cost reductions, including, without limitation, those which the Company expects to achieve through the 2022 Restructuring Program; and/or (vi) difficulties, delays or the Company’s inability to successfully complete the 2022 Restructuring Program, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing the 2022 Restructuring Program, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from the 2022 Restructuring Program and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions. Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic, any resurgence of COVID-19 and the ongoing war between Russia and Ukraine; (ii) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (viii) the Company’s inability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as in its subsequent filings with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following table provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For Year Ended December 31,
	2022	2021	2022	2021
Revenues	$3,770,641	$8,224,005	$10,324,559	$15,075,530
Cost of revenues [1]	1,487,498	4,891,905	4,960,317	7,529,155
Gross profit	2,283,143	3,332,100	5,364,242	7,546,375

Operating expenses:
Sales and marketing [2]	1,502,996	3,398,654	6,172,324	6,475,867
Development [3]	2,700,214	3,537,939	10,417,260	9,621,712
General and administrative [4]	2,983,079	2,765,987	13,764,177	25,378,149
Impairment of goodwill	0	-	4,788,270	-
Impairment of intangible assets	188,378	317,113	4,828,478	317,113
Depreciation and amortization	93,638	101,095	420,137	280,192
Total operating expenses	7,468,305	10,120,788	40,390,646	42,073,033
Loss from operations	(5,185,162)	(6,788,688)	(35,026,404)	(34,526,658)
Interest expense [5]	(509,993)	(192,408)	(1,148,204)	(504,156)
Gain attributable to equity method investment	-	-	-	1,370,837
Other (loss) income, net	846,132	(18,653)	(665,846)	(44,768)
Net loss	(4,849,023)	(6,999,749)	(36,840,454)	(33,704,745)
Less: Net loss attributable to non-controlling interest	83,585	10,659	(849,649)	(542,754)
Net loss attributable to Motorsport Games Inc.	$(4,932,608)	$(7,010,408)	$(35,990,805)	$(33,161,991)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(4.17)	$(6.16)	$(30.73)	$(29.15)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	1,183,760	1,137,675	1,171,323	1,137,675

NOTE: All share data and share-based calculations set forth in this table have been adjusted to reflect the company’s 1-for-10 reverse stock split completed on November 10, 2022 on a retroactive basis for the periods presented.